EXHIBIT 99.3

Aly Energy Services, Inc.
Pro Forma Condensed Consolidated Balance Sheet (Unaudited)
December 31, 2012

	Aly Energy	Preferred Voice	Adjustments	Pro Forma
Assets:

Current Assets
Cash and cash equivalents	$1,659,521	$318,032	$-	$1,977,553
Accounts receivable	4,492,292	6,035		4,498,327
Prepaid expenses and other current assets	298,175	4,485		302,660
Total Current Assets	6,449,988	328,552		6,778,540

Property and Equipment, net	13,847,212	-		13,847,212

Goodwill	8,243,392	-		8,243,392

Intangible Assets, net	4,642,588	-		4,642,588

Deferred Financing Costs	519,997	-		519,997

Total Assets	$33,703,177	$328,552	$-	$34,031,729

Liabilities and Stockholder's Equity

Current Liabilities
Current portion of long-term debt	$2,062,500	-		$2,062,500
Accounts payable	631,855	3,830		635,685
Accrued expenses	766,969	-		766,969
Related party payable	519,687	-		519,687
Federal income taxes payable	303,764	-		303,764
Deferred tax liabilities	280,563	-		280,563
Total Current Liabilities	4,565,338	3,830	-	4,569,168

Long-Term Debt, net of current portion	6,187,500	-		6,187,500

Deferred Tax Liabilities	6,067,693	-		6,067,693

Other Long-Term Liabilities	1,942,672	-		1,942,672

Total Liabilities	18,763,203	3,830	-	18,767,033
				-
Preferred Stock	1,942,672	-		1,942,672

Stockholder's Equity
Common Stock	34,138	6,130	33,870	74,138

Additional paid-in capital	12,411,049	20,482,085	(20,195,857)	12,697,277
Retained earnings	552,115	(20,161,987)	20,161,987	552,115
Treasury Stock	-	(1,506)		(1,506)
Total Stockholder's Equity	12,997,302	324,722	(0)	13,322,024
				-
Total Liabilities and Stockholder's Equity	$33,703,177	$328,552	$(0)	$34,031,729

See the accompanying notes to the unaudited pro forma financial statements

Aly Energy Services, Inc.
Pro Forma Condensed Consolidated Statement of Operations (Unaudited)
December 31, 2012

	Aly Energy
	including
	Predecessor	Preferred Voice	Adjustments	Pro Forma

Revenues	$15,946,103		$-	$15,946,103
Cost of Revenues
Direct Costs	2,443,868			2,443,868
Depreciation	1,176,922	361		1,177,283
Amortization	87,012	-		87,012
Gross Profit	12,238,301	-	-	12,237,938

Selling, General and Administrative Expenses	5,858,890	103,048		5,961,938

Income (Loss) From Operations	6,379,411	(103,409)	-	6,276,002

Other Income (Expense)
Interest income	1,690			1,690
Interest expense	(110,953)			(110,953)
Other income (expense)	49,138	(5,370)		43,768
Total Other Expense	(60,125)	(5,370)	-	(65,495)

Income (Loss) Before Income Tax Expense	6,319,286	(108,779)		6,210,507

Income Tax Expense	227,632			227,632

Net Income (Loss)	$6,091,654	$(108,779)	$-	$5,982,875

Preferred Stock Dividends	(36,112)			(36,112)

Accretion of Preferred Stock	(9,932)			(9,932)

Net Income (Loss) Available to Common Shareholders	$6,045,610	$(108,779)	$-	$5,936,831

Basic Earnings Per Share	0.09	(0.02)		0.08

Basic Weighted Average Shares Outstanding	68,007,583	6,125,684		74,133,267

See the accompanying notes to the unaudited pro forma financial statements

Aly Energy Services, Inc.
Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited)

Note A – Basis of Presentation

On May 14, 2013, Preferred Voice, Inc. (“Preferred Voice”), Aly Energy Services, Inc. (“Aly Energy”) and the common stockholders of Aly Energy entered into a Share Exchange Agreement (the “Exchange Agreement”), pursuant to which the holders of common stock of Aly Energy surrendered all of their shares in exchange for approximately 68 million newly issued shares of common stock of Preferred Voice (the “Share Exchange”), representing approximately 92% of the outstanding common stock of Preferred Voice after giving effect to the Share Exchange. Shares were exchanged at the ratio of 19.91 shares of Preferred Voice common stock for each one share of Aly Energy common stock. Following the Share Exchange, Aly Energy became a wholly-owned subsidiary of Preferred Voice. Consequently, for accounting purposes, the transaction will be accounted for as a reverse acquisition, with Aly Energy as the acquirer. Subsequent to the consummation of the transaction, the historical financial statements of Aly Energy will become the historical financial statements of the combined company and the assets and liabilities of Preferred Voice will be accounted for as required under the acquisition method of accounting. The results of operations of Preferred Voice will be included in the consolidated financial statements from the closing date of acquisition.

The purchase price is assumed to be equal to Preferred Voice book value since Preferred Voice had limited assets and operations, and therefore no goodwill is recorded on the transaction. The amount ascribed to the shares issued to the Aly Energy stockholders represents the net book value of Preferred Voice at date of closing.

The accompanying pro forma condensed consolidated financial statements illustrate the effect of Preferred Voices’s reverse acquisition (“Pro Forma”) of Aly Energy. The condensed consolidated balance sheet as of December 31, 2012 is based on the historical balance sheets of Aly Energy and Preferred Voice as of that date and assumes the acquisition took place on that date. The condensed consolidated statement of operations for the year ended December 31, 2012, is based on the historical statements of operations of Aly Energy, its Predecessor Austin Chalk Petroleum Services, Inc. and Preferred Voice for those periods. The pro forma condensed consolidated statement of operations assumes the acquisition took place on January 1, 2012.

The pro forma condensed consolidated financial statements may not be indicative of the actual results of the acquisition. In particular, the pro forma condensed consolidated financial statements are based on management’s preliminary allocation of the purchase price, the final allocation of which may differ.

The accompanying condensed consolidated pro forma financial statements should be read in connection with the historical financial statements of Aly Energy and Preferred Voice, including the related notes, and other financial information included in the filing.

Aly Energy Services, Inc.
Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited)

Note B – Pro Forma Adjustments

The pro forma adjustment to the unaudited condensed consolidated balance sheet are as follows:

To reflect the reverse acquisition of Aly Energy equal to the book value of Preferred Voice:

Issuance of 68,007,583 shares of Preferred Voice Stock at its book value	$68,008
Elimination of Aly Energy capital	(34,138)
Elimination of Preferred Voice accumulated deficit	20,161,987
Recapitalization adjustment	(20,195,857)

Cost in excess of net liabilities assumed	$-0-

Note C – Pro Forma Net Income (Loss) Per Common Share

The unaudited pro forma basic and diluted net income (loss) per share are based on the weighted average number of shares of Preferred Voice common stock outstanding during 2012 and the number of shares of Preferred Voice common stock to be issued in connection with the reverse acquisition of Aly Energy as if they have been issued on January 1, 2012.